SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:
Notes:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 10, 2008
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
SHAREHOLDER PROPOSALS
SECURITIES AND INFORMATION CONCERNING SOLICITATION
ELECTION OF DIRECTORS (Proxy Proposal Number One)
DIRECTOR INDEPENDENCE AND INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS
THE DIRECTOR NOMINATION PROCESS
MANAGEMENT
Executive Officers
STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY PROPOSAL NUMBER 2)
FORM 10-K AND FINANCIAL STATEMENTS
SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
PROFESSIONAL CONDUCT POLICY
OTHER MATTERS

FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 10, 2008

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation, a Washington corporation, will be held at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, on September 10, 2008, at 9:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect two directors to hold office for three-year terms ending at the 2011 Meeting of Shareholders, or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.

3.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on July 3, 2008, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as Management is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING CHARLES M. BROWN AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

By Order of the Board of Directors

John S. Leness
Secretary

KENT, WASHINGTON
August 18, 2008

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION
23500 64th Avenue South
Kent, Washington 98032

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 10, 2008

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, on September 10, 2008, at 9:00 a.m. local time.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted “For” Proposal 1, the election of directors, and “For” Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Company for fiscal 2009, and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that Management of the Company intends to present are Proposal 1 (election of directors) and Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the Board of Directors to vote the shares in their best judgment.

The fiscal 2008 Form 10-K of the Company is enclosed herewith.

The approximate mailing date of this proxy material is August 18, 2008.

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2009 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 15, 2009. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

SECURITIES AND INFORMATION
CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights.

Record Date and Outstanding Shares

On July 3, 2008, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 37,591,000 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $7.45 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

In the vote on the election of the director nominees (Proposal 1), you may vote “FOR” all or some of the nominees, “AGAINST” all or some of the nominees, or you may vote “WITHHOLD” with respect to one or more of the nominees. For the proposal to ratify the appointment of Deloitte & Touche LLP (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

The Company amended its Bylaws on May 7, 2008 to provide that the election of directors would be by majority voting. Under the new provision, if a quorum is present, in uncontested elections such as this one, each of the two nominees for election to the Board of Directors must receive a majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes affirmatively voted as “AGAINST” that director. “WITHHOLD” votes and abstentions do not count as cast votes and do not factor into the results for the election.

With respect to Proposal 2 (ratification of the appointment of Deloitte & Touche LLP), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot. Abstentions and “broker non-votes” (shares held by a broker or nominee that are not voted because the broker does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Abstentions, withheld votes and broker non-votes will have no practical effect in the ratification of the selection of Deloitte & Touche LLP because abstentions, withheld votes and broker non-votes do not represent votes cast “FOR” or “AGAINST” the respective proposal.

If a director does not receive the required majority of votes cast, then he or she remains on the Board until the earlier of (i) ninety (90) days after the vote is counted; (ii) the date that the Board appoints a replacement; or (iii) the director’s resignation. During that ninety (90) day period, the Nominating and Governance Committee will consider and recommend to the Board, and the Board will decide and disclose publicly, whether to fill the office of the nominee who failed to receive a majority of the votes cast. The prior provision of the Bylaws required that, in order to be elected, a director receive a plurality of the votes present at a meeting.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained The Altman Group, Inc. to assist in the solicitation of proxies. The Company has agreed to pay that firm $5,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS
(Proxy Proposal Number One)

According to the Company’s Articles of Incorporation and Bylaws, the Board of Directors shall be composed of such number of directors as shall from time to time be fixed by resolution adopted by the affirmative vote of seventy percent of the total number of directors then in office, split (as closely as possible) into three equal classes. In May 2008, the Board removed the restriction that limited the Board to nine directors.

At the meeting, two directors will be elected to hold office for three-year terms ending at the 2011 Meeting of Shareholders, or until their respective successors are elected and qualified. Of the remaining directors, three are serving terms that will not expire until the 2009 Annual Meeting of Shareholders and three are serving terms that will not expire until the 2010 Annual Meeting of Shareholders. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

Jan Ver Hagen is retiring from the Board of Directors when his current term expires at the 2008 Annual Meeting. The Company does not intend to immediately nominate an additional director candidate. However, in connection with the acquisition of OMAX Corporation, the Company has agreed to appoint Dr. John Cheung, the President of OMAX, as a director upon closing of the transaction. The acquisition of OMAX Corporation will not close until after the 2008 Annual Meeting of Shareholders, so Dr. Cheung will stand for election at the 2009 Annual Meeting.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

Nominees (for terms of three years):

Kathryn L. Munro (age 60) is the current Chairperson of the Board of Directors and is Principal of Bridge West, a technology investment company. She previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to the Company’s Board of Directors in 1996 and her current term expires in 2008. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE—PNW), Knight Transportation (NYSE—KDT), and Premera, a Blue Cross managed-care provider. She also serves on the boards of numerous community organizations in Phoenix, including Valley of the Sun United Way Foundation Board and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Larry A. Kring (age 67) was appointed as an independent member of the Board of Directors in March 2008. Since February 2005, Mr. Kring has served as Senior Group Vice President for Esterline Technologies, a global manufacturer of Avionics & Controls, Sensors & Systems, and Advanced Materials. Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide and has served three terms on the Aerospace Industries Association’s Board of Directors. He holds an MBA from the California State University/Northridge and a B.S. degree in Aeronautical Engineering from Purdue University.

The Board of Directors
Recommends a Vote FOR the
Election of the Above Nominees
for the Board of Directors

Continuing Directors:

Charles M. Brown (age 49) became the President and Chief Executive Officer of the Company on July 16, 2007, when he was also appointed to the Board. His current term expires with the 2010 Annual Meeting. Previously, Mr. Brown was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to April 2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General Manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003. Mr. Brown received a B.A., Economics and Government, from Cornell University, and an M.B.A. from J. L. Kellogg Graduate School of Management at Northwestern University.

Jerry L. Calhoun (age 65) was appointed to the Company’s Board of Directors in January, 2007, and his current term expires with the 2010 Annual Meeting. Mr. Calhoun has been a business consultant for the Ford Motor Company since January 2007. Mr. Calhoun was Vice President, Human Resources with Boeing Commercial Airplanes from 2001 until January 2007. Mr. Calhoun was previously VP of Employee and Union Relations for Boeing. Prior to those positions with the Boeing Company, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, and he was confirmed by the U.S. Senate. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington’s School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a master’s degree in business from the University of Washington.

Richard P. Fox (age 61) has served as consultant and outside board member since 2001 to private equity investors. Mr. Fox was appointed to the Company’s Board of Directors in 2002 and his current term expires with the 2009 Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the Board of Directors of Premera, a Blue Cross managed-care provider, Orbitz Worldwide (NYSE: OWW), an on line travel agency and five private equity financed companies. In addition, he serves on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Lorenzo C. Lamadrid (age 57) was appointed to the Company’s Board of Directors in 2006 and his current term expires with the 2009 Annual Meeting. Mr. Lamadrid is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid is also Chairman of Synthesis Energy Systems—a firm that implements leading technology for the production of clean energy, high value gases and chemicals including methanol and di-methyl-ether from low cost fuels. Additionally, Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director of The Wing Group, a leading international electric power project-

development company. Prior to that he was a corporate officer of GE, serving as Vice President and General Manager of GE Aerospace and head of International Operations at GE Aerospace from 1986 to 1999. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

J. Michael Ribaudo (age 66) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires in 2010. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

Arlen I. Prentice (age 70) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of the Company since 1993 and his current term expires in 2009. He founded Kibble & Prentice 32 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years. Mr. Prentice is currently the chair of the Northwest Chapter of the National Association of Corporate Directors.

DIRECTOR INDEPENDENCE AND
INFORMATION REGARDING
THE COMMITTEES OF THE
BOARD OF DIRECTORS

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. For fiscal year 2008, the Board of Directors determined that Messrs. Ver Hagen, Fox, Ribaudo, Calhoun, Kring and Mr. Lamadrid and Ms. Munro, are independent directors. For fiscal year 2009, the Board has determined that that Messrs. Fox, Ribaudo, Calhoun, Kring and Mr. Lamadrid and Ms. Munro, are independent directors.

The Nominating and Governance Committee of the Board of Directors has included in its written charter a provision making it responsible for reviewing actual or potential conflicts of interest involving the Company’s directors and executive officers. The Company’s Guide to Ethical Conduct also requires that employees report conflicts of interest to the Company’s General Counsel or Corporate Compliance Officer.

The Board of Directors held 5 meetings during the fiscal year ended April 30, 2008. All of the directors attended at least 75% of all Board and Committee meetings, except Mr. Kring who was appointed in March 2008. The numbers of meetings of each Committee of the Board are described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors attended the Annual Meeting.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation and Plan Administrator Committee and the Nominating and Governance Committee. In accordance with NASDAQ’s Marketplace Rules, all the committees are comprised solely of non-employee, independent Directors. The charter of each committee is available in print to any shareholder who requests it, and on the Company’s website as noted below. The table below shows the fiscal 2009 membership for each of the standing Board committees.

Audit	Compensation	Governance

Richard P. Fox*	Jerry L. Calhoun*	Kathryn L. Munro *
Larry Kring	Lorenzo Lamadrid	Jerry L. Calhoun
Kathryn L. Munro	Kathryn L. Munro	Lorenzo C. Lamadrid
	J. Michael Ribaudo	Arlen I. Prentice

*	designates committee chairs

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls and reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the internal auditor and the financial and senior management of the Company. The Board of Directors has approved a written charter for the Audit Committee, which is published on the Company’s website at www.flowcorp.com/investors.cfm?id=376. Among other things, the Audit Committee Charter requires that members of the Committee be independent of management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. For fiscal 2009, all of the members are experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held 4 meetings in fiscal 2008.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock incentive plans, determining the terms, amounts and recipients of stock grants. During fiscal 2008, Arlen I. Prentice was a non-voting member of the Committee. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest due to his relationship with Kibble & Prentice, Inc., which is more fully described under Certain Relationships and Related Transactions below. There were two meetings of the Compensation and Plan Administrator Committee during fiscal 2008.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. The Nominating and Governance Committee met two times during fiscal 2008. The Charter for the Committee is available at the Company’s website at www.flowcorp.com/investors.cfm?id=376. Information on the Company’s website, however, does not form a part of this Proxy Statement.

THE DIRECTOR NOMINATION PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders. Shareholders may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at the address set forth on page 1 of this Proxy Statement. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not less than 120 days, nor more than 180 days, before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

The Company’s Bylaws also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders by any shareholder entitled to vote on such election. Such nominations must be submitted to the Company in accordance with the procedures specified in Section 5 of Article II of the Bylaws.

Effective August 20, 2007, the Board of Directors of Flow amended the section of Flow’s Bylaws that governs shareholder nominations for election to the Board. The amendment extends the time for shareholder nominations for directors. The Bylaws had provided that shareholder nominations for directors must be made between sixty and ninety days prior to the annual meeting, and, if the annual meeting date is set so that it is more than thirty days from the anniversary of the prior year’s meeting, any shareholder nominations must be received within ten days of the announcement of the meeting date. The amendment to the By-laws extends this time from ten to twenty days.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

each director should be chosen without regard to sex, race, age, religion or national origin;

each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

each director should be free of any conflict of interest that would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

each director should have the ability to read and understand corporate financial statements; and

each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Commit-tee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members.

(ii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, Management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation and Plan Administrator Committee is comprised entirely of independent directors. During fiscal 2008, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board of Directors.

Compensation of Directors

The Compensation and Plan Administrator Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interests of the Company’s shareholders. To achieve this goal and, based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Compensation Committee has adopted the following compensation program for Directors. This program was adopted in fiscal 2004, but modified in 2006 to raise the value of the stock grant. The program remained unchanged for fiscal 2008.

Directors who are not employees of the Company will receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. The Company also reimburses directors for travel and other expenses in connection with their service.

In addition, Committee Chairs are paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairman of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors also receive annual grants of shares of Common Stock that are vested at the time of grant. The annual grants of shares of Company stock have a value equal to $40,000. The grants will be made at each Annual Meeting of Shareholders, and the shares will be valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting.

The Board has adopted a policy that directors retain all shares of stock received from the Company in consideration for their services so long as they continue to serve as directors of the Company.

The Board has also adopted a policy that directors may serve no more than four three-year terms.

Directors’ Compensation(1)

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($)	($)		($)

Jerry L. Calhoun	$41,000	$40,000		$81,000
Richard P. Fox	$55,000	$40,000		$95,000
Larry Kring	$6,000	$0		$6,000
Lorenzo C. Lamadrid	$35,500	$40,000		$75,500
Kathryn L. Munro	$69,000	$78,700	(2)	$147,700
Arlen I. Prentice	$42,000	$40,000		$82,000
J. Michael Ribaudo	$42,000	$51,610	(2)	$93,610
Jan K. Ver Hagen	$44,500	$40,000		$84,500

(1)	represents amounts paid in FY08.

(2)	At a meeting held on November 12, 2007, the Board of Directors approved a special grant of shares to Ms. Munro (5,000 shares) and Mr. Ribaudo (1,500 shares) for their efforts during the CEO transition.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position

Charles M. Brown	49	President and Chief Executive Officer
Karen A. Carter	43	Vice President of Global Operations
Douglas P. Fletcher	53	Vice President and Chief Financial Officer
Jeffrey L. Hohman	54	Executive Vice President and General Manager
John S. Leness	48	General Counsel and Corporate Secretary
Scott G. Rollins	44	Chief Information Officer
Theresa F. Treat	51	Vice President of Human Resources

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Charles M. Brown (biographical information for Mr. Brown appears above).

Karen A. Carter joined the Company in April 2007 as the Director of Operational Excellence and in August 2007 was appointed Vice President of Global Operations. Prior to joining the Company, she held several management and technical roles most recently as Director of Operational Excellence for the Health and Science Technologies business group within IDEX Corporation (1993 to 2007). Most of her professional experience has been spent in manufacturing industries including Micropump Inc., Ford Motor Company and Boeing. Karen Carter is certified as a Six Sigma Black Belt and Value Stream and Mixed Model Value Stream instructor. She holds a B.S. degree in mechanical engineering from Oakland University.

Douglas P. Fletcher joined the Company in August 2005 as interim Chief Financial Officer and in October 2005 was appointed Vice President and Chief Financial Officer. Prior to joining the Company, he served as Chief Financial Officer at GiftCertificates.com (2001 to 2005) and eCharge Corporation (2000 to 2001), both based in Seattle. From 1986 until 2000, he held various senior positions in corporate and structured finance, equipment finance, restructuring, and other finance positions with Citigroup in New York. From 1980 to 1986 he served in various positions at International Paper Company and from 1976 to 1980 he was employed by Price Waterhouse. Mr. Fletcher earned his B.S. degree in Accounting from Ohio University in 1976.

Jeffrey L. Hohman joined the Company in November 2006 as Executive Vice President and General Manager of the newly formed Flow Waterjet Americas Division. In July of 2007 he accepted the additional role of Executive Vice President and General Manager for Flow International. Prior to joining the Company, Mr. Hohman was employed by Idex Corporation, a pump manufacturing company, for 16 years serving as President of several divisions. Prior to 1990, Mr. Hohman worked for ITT Corporation, Borg Warner Corporation, General Signal Corporation and Dresser Industries, Inc. He is a Six Sigma Green Belt and has Bachelor’s Degree in Business from Pepperdine University.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm. Mr. Leness has an A.B. in Economics from Harvard College and a J.D. from the University of Virginia.

Scott G. Rollins joined the Company in February 2007 as Chief Information Officer. Prior to joining the Company, Mr. Rollins was a Senior Manager at Maverick Consulting in their manufacturing technology practice. Mr. Rollins spent a decade at Microsoft Corporation and iLogistix, focused on worldwide supply-chain and logistics, manufacturing systems, technology development and deployment.

Theresa F. Treat joined the Company in December 2006 as Vice President, Human Resources. Prior to joining the Company, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 20 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the State of Alaska from 1983 to 1990. Ms. Treat has a Master’s Degree in Labor and Industrial Relations and a Bachelor’s Degree in Industrial and Organizational Psychology, both from the University of Illinois.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth information as of July 3, 2008 (the Record Date), with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of July 3, 2008. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 37,591,000 shares of Common Stock outstanding as July 3, 2008. Certain information in the “Other Beneficial Ownership” table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Management

				Percent of
	Number of	Number of		Outstanding
Name and Position(1)	Shares	Options(2)	Total	Shares

Charles M. Brown, Director and Executive Officer	0	50,000	0	*
Jerry L. Calhoun, Director	7,069	0	7,069	*
Douglas P. Fletcher, Executive Officer	18,672	0	18,672	*
Richard P. Fox, Director	39,502	0	39,502	*
Jeffery Hohman, Executive Officer	15,100	0	15,100	*
Larry Kring, Director	0	0	0	*
Lorenzo C. Lamadrid, Director	7,956	0	7,956	*
Kathryn L. Munro, Director	46,502	39,875	86,377	*
Arlen I. Prentice, Director	192,331	39,875	232,206	*
J. Michael Ribaudo, Director	179,176	39,875	219,051	*
Scott Rollins, Executive Officer	2,050	0	2,050	*
Theresa M. Treat, Executive Officer	7,000	0	7,000	*
Jan K. Ver Hagen, Director	42,233	0	42,233	*
All directors and officers—as a group (18 persons)	617,874	257,625	875,499	2.3%

*	Denotes less than 1%

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Flow International Corporation, 23500 64th Avenue South, Kent, Washington 98032.

(2)	Includes options exercisable within 60 days for shares of Company Common Stock.

Other Beneficial Owners

		Percent of
	Number of	Outstanding
Name and Address	Shares	Shares

Independence Investments LLC(1) 160 Federal Street Boston, MA 02110	2,650,932	7.1%
Third Point LLC and Daniel S. Loeb(2) 390 Park Avenue 18th Floor New York, New York 10017	4,710,000	12.5%
Lord, Abbott & Co. LLC(3) 90 Hudson Street Jersey City, NJ 07302	3,673,379	9.8%
NorthPointe Capital, LLC(4) 101 W. Big Beaver Suite 745 Troy, MI 48084	2,895,066	7.7%

(1)	Based on Schedule 13G filed December 31, 2007 by Independence Investments LLC, a Delaware limited liability corporation and a registered Investment Adviser.

(2)	Based on Schedule 13D filed April 7, 2008 by Third Point LLC. Third Point LLC, a Delaware limited liability company (the “Management Company”), serves as investment manager or adviser to a variety of hedge funds and managed accounts (such funds and accounts, collectively, the “Funds”), with respect to shares of Common Stock directly beneficially owned by the Funds. Mr. Daniel S. Loeb is the Chief Executive Officer the Management Company and controls its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Loeb by virtue of such position. These shares include 3,047,200 shares held by Third Point Offshore Fund, Ltd. (c/o Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, British West Indies).

(3)	Based on Schedule 13G filed December 31, 2007 by Lord, Abbot & Co. LLC, a Delaware limited liability company and a registered Investment Adviser.

(4)	Based on Schedule 13G filed February 13, 2008 by NorthPointe Capital, LLC a Delaware limited liability corporation and a registered Investment Adviser.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2008, all Section 16(a) filing requirements were complied with, except the Section 16(a) filings required to be filed in connection with equity awards granted as part of the year-end review.

Compensation Discussion and Analysis

Introduction. Our Compensation and Plan Administrator Committee (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers and incentive-eligible employees. The Compensation Committee also evaluates the performance of our Chief Executive Officer (“CEO”) and assesses the overall effectiveness of the Company’s executive compensation programs.

Compensation Program Objectives. The Compensation Committee adopted a compensation philosophy in fiscal 2005, which it used as the basis for the Company’s compensation programs in fiscal 2008.

The objective of the Company’s compensation programs is to provide compensation and benefits that are competitive, equitable and consistent with our commitment to provide a work environment promoting teamwork, outstanding performance and corporate pride.

Elements of Executive Compensation. The elements of executive compensation during fiscal 2008 were base salary, a short-term incentive program, and long-term incentive programs. We describe each of these elements below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, targeted incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed elsewhere in this Proxy Statement, the Compensation Committee works with the Company’s Human Resources group, and takes into account the views of the CEO (other than in a review of the CEO himself).

Base Salaries. The Compensation Committee believes that base salaries should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations are made considering qualifications, experience and performance. Base salaries of the executive officers, other than for the CEO, were determined by the Compensation Committee using the CEO’s recommendations. The Compensation Committee engaged an independent compensation consultant to assist for fiscal year 2007, but did not do so in 2008. The Compensation Committee made adjustments to individual executives’ base salaries for fiscal 2008 and again for fiscal 2009 based on competitive pay data and practices in the industrial and commercial machinery industry sector, proxy analysis of a group of peer companies, and individual performance.

The Company selected its peer group companies using the following criteria: (a) the company must be publicly traded; (b) the company must be headquartered in the U.S.; (c) the company is in the Industrial Manufacturing Industry; and (d) the company must have annual revenue ranging between $100 Million and $400 Million. These search parameters resulted in a peer group of 22 companies, consisting of the following: A.S.V., Inc. (ASVI); Alamo Group, Inc. (ALG); Ampco-Pittsburgh Corp. (AP); Badger Meter, Inc. (BMI); CECO Environmental Corp. (CECE); Flanders Corp. (FLDR); Gehl Co. (GEHL); GSI Group, Inc. (GSIG); Hardinge, Inc. (HDNG); Hurco Companies, Inc. (HURC); Kadant, Inc. (KAI); L.B. Foster Co. (FSTR); Lindsay Corp. (LNN); Material Sciences Corp. (MSC); MFRI, Inc. (MFRI); NN, Inc. (NNBR), Presstek, Inc. (PRST), RBC Bearings, Inc. (ROLL); Sun Hydraulics Corp. (SNHY); Synalloy Corp. (SYNL), The Gorman-Rupp Co. (GRC); Thermadyne Holdings Corp. (THMD).

Short-Term Incentive Plan. We believe it is important that those who are directly involved in contributing to the achievement of the Company’s goals should have a meaningful portion of their total compensation opportunity tied to those goals. Executive officers and other key management and technical positions have a portion of their total compensation at risk, contingent upon meeting predefined short-term corporate, business unit and individual goals. More senior executives, who have a greater opportunity to contribute to the Company’s goals, have a greater portion of their compensation at risk.

The Short-Term Incentive Plan (also known as the Cash Incentive Plan) emphasizes the achievement of the Company’s annual financial goals. For fiscal 2008 these goals were based upon the Company obtaining Operating Profit of $23.6 million, and Operating Profit as a percentage of Revenue of 8.1%, and executive officers achieving certain individual goals. Executives’ target bonus levels were set at percentages of base salary, ranging from 25–45 percent. Payouts could range from zero to two times the target amount, depending on achievement of goals. For executive officers 80 percent of their short-term incentive award was based on the Company’s achievement of the financial goals and 20 percent was based on the achievement of individual goals for the executive officers. The CEO’s short-term incentive award was determined by the Compensation Committee. For fiscal 2008, if the accrual for the payout was included, the corporate financial goals were not met. However, the Compensation Committee approved a payout of 50% of Target to recognize the significant efforts that were made during FY08.

Long-Term Incentive Plan. We also believe that executive officers and other key management positions should have a meaningful portion of their total compensation linked to sustained performance and to increasing long-term shareholder value. Beginning with fiscal 2006, the Company adopted, and the shareholders approved, a Long-Term Incentive Plan. This

Plan was replaced for FY09 by the Equity Incentive Plan (“EIP”). No awards were made for FY08 under either the Long-Term Incentive Plan or the EIP. The purpose of the EIP is to provide stock incentives for executives who assist the Company in meeting the Company’s long-term financial goals and to align the interests of executives with the Company’s shareholders. Under the plan, executives have the opportunity to receive shares of stock. At the beginning of the year, participating executives are assigned a target award. The size of the target EIP award is based on the participant’s level in the organization. These target awards may be modified up or down by 35% depending on the participant’s performance during the preceding year, and the potential value of their contributions during the upcoming year. Target EIP awards for executive officers who report directly to the CEO (such executives, the “SMT”) are made in the form of both restricted shares and options. One-third of the award is made in the form of restricted shares, and the remaining two-thirds of the award is made in the form of stock options. The combined number of shares and options for members of the SMT range from 7,191 to 20,643. The restricted shares and the options are time-vested in equal increments over 4 years. The options have a 10-year life.

The Compensation Committee uses both stock and stock options for executive compensation believing that both have a role in retention and alignment with shareholders. Stock serves both as a retention tool, and a strong incentive to manage the Company for maximum share value. Options provide an incentive to maximize share value.

Other Benefits. Executives also receive reimbursement for fees paid for financial planning services, and a monthly car allowance. The Company provides a 401(k) plan as a retirement benefit and health insurance for all of its US-based employees.

Change In Control. In order to provide executives the assurance that executives will serve the interests of shareholders in the event of a potential sale of the Company or other change in control, the Company provides that in the event an executive loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus and all outstanding unvested equity awards will immediately vest. This benefit is provided to senior executives whose employment would be at risk following a change in control.

Chief Executive Officer Compensation. Mr. Brown’s compensation arrangement provides for a period of employment that ends on April 30, 2011. His original period of employment was set to expire on April 30, 2010, but was extended in May 2008 for an additional year in recognition of his performance in fiscal year 2008. Subject to the terms and conditions of the agreement, Mr. Brown will receive, among other things:

an annual base salary of $500,000;

annual performance-based bonus set at a target of 70% of base salary (but not more than 140% of base salary)

the ability to participate in the EIP and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to 200% of base salary; and

an option to purchase 200,000 shares of the Company’s common stock vesting over a four-year period.

The agreement also provides for other benefits, such as relocation payments and home closing expense reimbursements, a monthly financial planning allowance, vacation accrual, and eligibility to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

In general, the compensation and benefits described in the paragraph above will be provided to Mr. Brown in connection with his employment with the Company through the end of the employment term. However, Mr. Brown will not be entitled to all such described compensation and benefits if his employment is terminated prior to the end of the employment term by the Company for Cause (as defined in Mr. Brown’s Employment Agreement) or by resignation of Mr. Brown other than for Good Reason (as defined in the Agreement) but rather, Mr. Brown will only be entitled to receive base salary and other bonuses and compensation earned as of the date of termination. In the event that Mr. Brown’s employment is terminated prior to the end of the employment term by the Company other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

In the event that Mr. Brown’s employment is terminated due to the employment term of the Agreement expiring, then Mr. Brown shall generally be entitled to receive as severance the following: one year of the then-current base salary, one annual bonus, and the reimbursement for one year of premiums paid for life, hospitalization and disability insurance plan coverage. If the Agreement terminates by reason of death, then the Company shall provide for immediate vesting in all outstanding stock options and restricted stock awards.

In the event that Mr. Brown’s employment is terminated within one year after a Change in Control other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

The Agreement also contains confidentiality, non-competition, non-solicitation and indemnification provisions.

Conclusion. The Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Compensation Committee also believes that the Company’s compensation programs provide motivation for executive officers to contribute to the Company’s future success and balance both the short and long-term interests of our shareholders. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

Compensation Committee Report

The Compensation and Plan Administrator Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND PLAN
ADMINISTRATOR COMMITTEE

Jerry L. Calhoun
J. Michael Ribaudo—Chairman
Lorenzo C. Lamadrid
Kathryn L. Munro

Executive Compensation

Summary Compensation Table

The following table shows all fiscal 2008 and, where applicable, 2007 compensation paid by the Company to our Chief Executive Officer, Former Chief Executive Officer, Chief Financial Officer, and the other three most highly paid executive officers based on total fiscal 2008 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

									Non-Equity
						Stock	Option		Incentive Plan		All Other
			Salary	Bonus		Awards	Awards		Compensation		Compensation		Total
Name and Principal Position	Year		($)	($)		($)(1)	($)(2)		($)(3)		($)		($)

Charles M Brown	2008		$384,624	—		—	$272,661	(4)	$403,855		83,830	(5)	$1,144,970
Principal Executive Officer
Douglas P. Fletcher	2008		$252,013	—		$39,110	—		$57,963		$12,983	(6)	$362,069
Principal Financial Officer	2007		$252,518	—		$39,110	—		$12,112		$10,465	(7)	$303,740
Jeffrey L. Hohman	2008		$250,016	—		$123,714.96	—		$87,193		$10,464	(8)	$471,388
Executive Vice President and	2007	(9)	$120,199	$75,000	(10)	$80,585	—		$37,500		$13,600	(11)	$238,284
General Manager
Scott Rollins	2008		$200,013	—		$36,059	—		$41,253		—		$277,325
Chief Information Officer
Theresa Treat	2008		$190,008	—		—	—		$53,202		—		$243,210
Vice President of HumanResources
Stephen R. Light(12)	2008		$168,891	—		—	$0	(13)	$381,115	(14)	$5,474,737	(15)	$6,024,743
Former Principal Executive Officer	2007		$550,020	—		—	$101,150		$143,550		$37,667	(16)	$794,720

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 and, where applicable, 2007 fiscal years for the fair value of shares granted to each of the named executive officers in 2008 and, where applicable, 2007, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 11 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock-Based Compensation). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the shares of restricted stock granted to our named executive officers during the 2008 fiscal year is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 and where applicable, 2007 fiscal years for the fair value of stock options granted to each of the named executive officers in 2008 and, where applicable, 2007, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 11 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock-Based Compensation). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the stock options granted to our named executive officers during the 2008 fiscal year is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options.

(3)	The amounts set forth in this column were earned during fiscal year 2008 and paid in early fiscal year 2009 to each of the named executive officers under our Cash Incentive Plan. This column represents the dollar amount recognized for financial statement reporting purposes. These amounts reflect the company’s accounting expense for these awards, and materially correspond to the actual value that was recognized by the named executive officers. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, “Cash Incentive Plan.”

(4)	Pursuant to his Employment Agreement, Mr. Brown was granted an award of options to purchase 200,000 shares of the Company’s common stock. Such grant has a term of 10 years and vests over a four year period at the rate of 25% per year.

(5)	This amount represents $67,780 paid for relocation reimbursement, $4,800 paid for an automobile allowance and $11,250 for reimbursement for financial planning services.

(6)	This amount represents $6,383 paid in 401(k) matching funds and $6,600 paid for an automobile allowance.

(7)	This amount represents $3,264.50 paid in 401(k) matching funds and $7,200 paid for an automobile allowance.

(8)	This amount represents $3,864 paid in 401(k) matching funds and $6,600 paid for an automobile allowance.

(9)	Mr. Hohman joined the Company on November 1, 2006.

(10)	This amount represents a signing bonus.

(11)	This amount represents an automobile allowance of $3,600, and a relocation allowance of $10,000.

(12)	Mr. Light retired from Company effective July 16, 2007.

(13)	During the second quarter of fiscal year 2008, the compensation expense of $101,150 recorded in fiscal year 2007 with respect to Mr. Light’s award of 21,250 performance based stock options was reversed as the performance criteria for vesting were not met.

(14)	Mr. Light received a bonus of $334,012 for fiscal year 2008 under the Cash Incentive Plan. Per his Employment Agreement, to the extent that Mr. Light was employed by the Company during fiscal year 2008, he received a bonus under the Cash Incentive Plan for fiscal year 2009 in an amount equal to the average of the bonuses for fiscal year 2007 and fiscal year 2008 and pro rated for the amount of time that the he was employed by the Company in fiscal year 2008. The amount of this fiscal year 2009 bonus is $47,102, and has not yet been paid.

(15)	Per his Employment Agreement, Mr. Light received lump sum severance payment on January 15, 2008 of $4,475,250. In addition to the severance payment, this amount also represents $550,000 in salary (275,000 paid in a lump sum on 1/15/2008 and the remainder paid bi-weekly through July 2008), $3,503 paid in 401(k) matching funds, $9,600 in health insurance premiums, $10,000 paid for reimbursement for financial planning services, $3,802 life insurance premium and $30,000 for general perquisites. The amount also includes $92,582 in option expense related to extending the expiration date on Mr. Light’s options that were vested at the time of his transition date from 90 days to 2 years from the transition date.

(16)	This amount represents $1,309 paid in 401(k) matching funds, $7,667 paid for reimbursement for financial planning services and $30,000 for a housing allowance.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2008. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the Annual Incentive discussed above. In the columns described below as Estimated Future Payouts Under Equity Incentive Plan Awards, this table quantifies awards made to named executive officers under the Long-Term Incentive Plan discussed above.

						All Other	All Other
						Stock	Option	Exercise
		Estimated Future				Awards:	Awards:	or Base	Grant Date
		Payouts Under		Estimated Future		number	Number of	Price of	Fair Value
		Non-Equity Incentive		Payouts Under Equity		of shares	Securities	Option	of Stock
		Plan Awards		Incentive Plan Awards		of stock	Underlying	Awards	and Option
	Grant	(1)		(2)		or units	Options	($/Sh)	Awards
Name	Date	Target($)	Maximum($)	Target(#)	Maximum(#)	(#)	(#)	(3)	(4)($)

Charles M. Brown	5/1/2007	350,000	700,000	—	—	—	—	—	—
	7/16/2007	—	—	—	—		200,000	11.40	1,380,000
Douglas P. Fletcher	5/1/2007	100,805	201,610	—	—	—	—	—	—
Jeffrey L. Hohman	5/1/2007	112,507	225,014	—	—	—	—	—	—
Scott Rollins	5/1/2007	50,000	100,000	—	—	—	—	—	—
Theresa Treat	5/1/2007	76,000	152,000	—	—	—	—	—	—
Stephen R. Light	—	—	—	—	—	—	—	—	—

(1)	These columns show what the potential payout for each named executive officer was under the Cash Incentive Plan in fiscal year 2008, if the target, or maximum goals were satisfied for all performance measures. The potential payouts were performance-driven and therefore completely at risk. The payouts range from zero to two times the target bonus, depending on the degree of target achievement. Typically these awards are paid approximately half in cash and half in stock. However, for fiscal year 2008 the awards were paid entirely in cash. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis, above. A column for “threshold” payments under the Annual Incentive Plan has been omitted because the Annual Incentive Plan does not have a threshold payment feature.

(2)	There were no awards granted in fiscal 2008 to the named executive officers under the Long-Term Incentive Plan or the Equity Incentive Plan (EIP) discussed in more detail in the “Long-Term Incentive Plan” section of the Compensation Discussion and Analysis.

(3)	This column shows the exercise price for the stock options granted, which was the closing price of Company stock on the grant date indicated.

(4)	This column shows the full grant date fair value of grants under SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option and restricted stock awards to the named executive officers as of April 30, 2008. This table includes unexercised and unvested option awards and unvested shares of restricted stock. Each equity grant is shown separately for each named executive officer. The option exercise price shown below reflects the closing market price of the Company’s stock on the date of the grant. The market value of the restricted stock awards is based on the closing market price on April 30, 2008 $10.03. For additional information about the option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

	Option Awards					Stock Awards
		Number of	Number of				Number of		Market Value
		Securities	Securities				Shares or		of Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised	Option	Option		Stock That		Stock that
	Grant	Options (#)	Options (#)	Exercise	Expiration	Grant	Have Not		Have Not
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Date(1)	Vested (#)		Vested ($)

Charles M. Brown	7/16/2007	50,000	150,000	$11.40	7/16/2017
Douglas P. Fletcher	—	—	—	—	—	10/5/2005	7,560		$75,827
Jeffrey L. Hohman	—	—	—	—	—	6/18/2007	2,500	(1)	$25,075
						11/18/2007	14,700		$147,441
Scott Rollins	—	—	—	—	—	6/18/2007	7,719		$77,422
Theresa Treat	—	—	—	—	—	1/08/2007	7,000		$70,210
Stephen R. Light(1)	—	—	—	—	—	—	—		—

(1)	These shares were granted pursuant to his offer letter. The shares vest 50% on the one-year anniversary of Mr. Hohman’s commencement date (November 1, 2007), and 50% on the second anniversary of his commencement date (November 1, 2008).

Option Exercises and Stock Vested

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Charles M. Brown	—	—	—	—
Douglas P. Fletcher	—	—	5,040	$49,430
Jeffrey L. Hohman	—	—	10,900	$107,233
Scott Rollins	—	—	1,781	$16,159
Theresa Treat	—	—	—	—
Stephen R. Light	210,854	1,157,374	—	—

(1)	The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Report of the Audit Committee

The undersigned members of the Audit Committee oversee the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with Management and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its Management including the matters in the written report provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Also, the Company’s internal auditor reports directly to the Audit Committee and meets at least quarterly with the Audit Committee.

The Audit Committee reviewed and discussed Management’s assessment of its internal control over financial reporting and the independent registered public accounting firm’s evaluation of Management’s assessment of the Company’s internal control over financial reporting with Management and the Independent Auditors. In addition, the Audit Committee discussed with Management and the independent registered public accounting firm any significant deficiencies identified with respect to the Company’s internal control over financial reporting, and elicited recommendations for the improvement of the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2008.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that Richard P. Fox, the Chairman of the Audit Committee, is qualified as an audit committee financial expert.

AUDIT COMMITTEE

Richard P. Fox—Chairman
Larry A. Kring
Kathryn L. Munro
Jan K. Ver Hagen

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROXY PROPOSAL NUMBER 2)

The Audit Committee of the Board of Directors requests that shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009. Services provided to the Company and its subsidiaries by Deloitte in fiscal 2007 and 2008 are described under “Fees to Independent Registered Public Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as the Company’s
Independent Registered Public Accounting Firm.

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

Fees to Independent Registered Public Accounting Firms

The following table presents fees for audit services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), the independent auditor for the audit of the Company’s annual consolidated financial statements for the years ended April 30, 2008 and 2007, and fees billed for other services rendered by the independent auditor during the same periods.

	Deloitte	Deloitte
	Entities	Entities
	2008	2007

Audit Fees(1)	2,251,781	$3,387,495
Audit-Related Fees	30,720	0
Tax Fees(2)	18,078	$44,028
All Other Fees(3)	8,700	0
Total	2,309,279	$3,431,523

(1)	Fees for audit services billed or expected to be billed relating to fiscal 2008 and 2007 consisted of: (a) audit of the Company’s annual financial statements, (b) reviews of the Company’s quarterly financial statements, statutory and regulatory audits, consents and other services related to Security and Exchange Commission (“SEC”) matters, (c) audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective control over financial reporting was maintained in all material respects, and (d) attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(2)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

(3)	All other fees represent the aggregate fees paid for products and services that are not included in the “Audit Fees,” “Audit-Related Fees” and “Tax Fees” sections. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to Management. For the fiscal year ended April 30, 2007, all services provided by the Company’s independent registered public accounting firm have been subject to pre-approval by the Audit Committee.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s fiscal 2008 Form 10-K has been mailed to you with this Proxy Statement. The Form 10-K contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 2008 and 2007, and the reports thereon by the Company’s independent registered public accounting firm.

SHAREHOLDER COMMUNICATION WITH
THE BOARD OF DIRECTORS

Although the Company has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating and Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a Professional Conduct Policy, which it refers to as the “Guide to Ethical Conduct.” The Company replaced its Professional Conduct Policy with the Guide to Ethical Conduct during the fourth quarter of fiscal year ended April 30, 2007. The Guide to Ethical Conduct was translated into 9 different languages. By the end of the first quarter of the fiscal year ending April 30, 2008, substantially all of the Company’s employees worldwide had received a copy of, and been trained on the Guide to Ethical Conduct. The Guide to Ethical Conduct is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Guide to Ethical Conduct applies to all of the Company’s employees, including its principal executive officer, principal financial officer and the principal accounting officer. The Professional Conduct Policy is posted on the Company’s corporate website at http://www.flowcorp.com/investors.cfm?id=376.

The Company intends to disclose any amendments to the Professional Conduct Policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Professional Conduct Policy for the Company’s executive officers, on the corporate website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Certain Relationships and Related Transactions

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. Premium payments for insurance coverage, which Kibble & Prentice, Inc. passes on to the underwriters, totaled approximately $1.9 million for the fiscal year ended April 30, 2008. These amounts included commissions of $137,000 paid by the underwriters to Kibble & Prentice. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Charles M. Brown
President and CEO

Mark Here	☐
for Address Change or
Comments
PLEASE SEE REVERSE SIDE

		Vote FOR the nominees	WITHHOLD AUTHORITY
		listed below (except as	to vote for the
		marked to the contrary below)	nominees listed below			FOR	AGAINST	ABSTAIN
Proposal 1 - Election of Directors The Board of Directors recommends a vote FOR the nominees for Directors. Election of Directors for the terms indicated below:		☐	☐	Proposal 2 -	Ratification of the Appointment of Deloitte & Touche LLP as the company’s independent registered public accounts firm.	☐	☐	☐

NOMINEES for Three-Year Terms:	01. Larry A. Kring 02. Kathryn L. Munro			The Board of Directors recommends a vote FOR the Ratification.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.
Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Signature	Signature	Date	, 2008

IMPORTANT-PLEASE INSERT

▲ FOLD AND DETACH HERE ▲
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

SOLICITED BY THE BOARD OF DIRECTORS
FLOW INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 10, 2008
     The undersigned hereby appoints Charles M. Brown and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois on September 10, 2008, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.
     If this Proxy is executed by you without indicating voting instructions then it will be deemed to grant authority to vote FOR the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm:
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Flow International Corporation account online.
Access your Flow International Corporation stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Flow International Corporation now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
****TRY IT OUT****
www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163